Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Prospectus dated March 31, 2016 Registration No. 333-210502

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DIVERSIFY YOUR INVESTMENT PORTFOLIO

As a member of the General Motors family, there is an exciting investment option available for you called GM Financial Right Notes®.

HEADLINE

DIVERSIFY YOUR INVESTMENT PORTFOLIO WITH GM FINANCIAL RIGHT NOTES

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As a member of the General Motors family, there is an exciting investment option available for you called GM Financial Right Notes®. Right Notes offers a tiered rate of return higher than most savings accounts, and unlike some investments, you have access to your money at any time without fees or penalties.

WHAT ARE RIGHT NOTES?

The GM Financial Right Notes program functions similar to a money market fund and will earn daily interest at a competitive rate higher than other demand note programs.

Perhaps you made an investment in a demand note program offered by GMAC — the former captive finance company of GM. You might not realize that those investments no longer support the future of GM. In fact, Right Notes is the only demand note program that does.

“Supporting the continued growth of GM Financial is a strategic priority for GM,” said Alan Batey, President of General Motors North America. “The Right Notes program is an investment program we can all benefit from.” Watch a video to learn more.

BENEFITS AT A GLANCE

•	Higher rates than most savings accounts

•	$500 minimum initial investment

•	24/7 access to your money with no additional fees or penalties

•	Daily interest automatically reinvested monthly

•	Convenient online enrollment & investment management

•	Additional investments ($50 minimum) are accepted at anytime from a linked bank account

WHO IS GM FINANCIAL?

An industry-leading auto finance company with a legacy that spans more than 25 years, GM Financial (formerly AmeriCredit) is a wholly owned subsidiary of General Motors Company. Purchased by GM in October 2010, the company rapidly expanded to provide full captive capabilities for GM dealers and consumers in North America, Europe, Latin America and China, covering a footprint of over 85% of GM’s worldwide sales.

As GM’s global captive finance company, we finance one out of every three GM vehicles in the U.S. with operations in more than 20 countries.

HOW DO I INVEST?

Whether you’re an investment pro looking for ways to diversify your portfolio or a GM enthusiast seeking a unique investment opportunity, Right Notes may be right for you. Visit rightnotes.com/retirees to view current rates, get details on eligibility, download the prospectus and learn how to invest.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at gmfinancial.com/rightnotes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.